Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Trans World Corporation on Form SB-2 of our report, dated February 8, 2007, relating to the consolidated balance sheets of Trans World Corporation and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years then ended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey

December 17, 2007